Exhibit 99.4

Noble Innovations, Inc. Announces That It Has Joined the United States Green Building Council

Tuesday October 9, 6:00 am ET

PHOENIX--(BUSINESS WIRE)--Noble Innovations, Inc. (OTC: NBIV - News) announced today that it has joined the U.S. Green Building Council (USGBC). According to James Cole, President and CEO of Noble Innovations, Inc., "Working with the USGBC LEED®-NC, Commercial and LEED® for Homes, Residential programs and LEED® Accredited Professionals (AP) is an important aspect of our company's plan to design, manufacture and distribute high-quality, energy & resource efficient products." Cole also stated, "In response to consumer demand nationwide, Architects and builders are specifying energy-efficient products that are considered 'green.' Our participation with USGBC will be of significant benefit as we work together to provide these products."

About USGBC

The U.S. Green Building Council is the nation's leading nonprofit composed of corporations, builders, universities, government agencies, and nonprofit organizations working together to transform the way buildings are designed, built and operated. Green buildings are environmentally responsible, profitable and healthy places to live and work. Since its founding in 1993, the Council has grown to more than 11,000 member companies and organizations, a broad portfolio of LEED® green building products and services, the industry's popular Greenbuild International Conference and Expo and a network of over 70 local chapters, affiliates and organizing groups.

About LEED

LEED for Homes is a voluntary rating system that promotes the design and construction of high performance "green" homes. Benefits of a LEED home include lower energy and water bills; reduced greenhouse gas emissions; and less exposure to mold, mildew and other indoor toxins. The LEED Rating System is the nationally recognized standard for green building. USGBC began the LEED for Homes program in 2005.

About Noble Innovations, Inc.

Noble Innovations was founded to research, develop, manufacture, market and sell products using various technologies generally classified as "green" in nature. Noble Innovations intends to supply products that deliver increased functionality and energy efficiency to consumers. Noble has several working prototypes and is in production of the first of these products.

Forward-Looking Statements

This press release may contain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1993 and Section 21B of the Securities Exchange Act of 1934. Any statements that express or involve discussions with respect to predictions, expectations, beliefs, plans, projections, objectives, goals, assumptions or future events or performance are not statements of historical fact and may be "forward-looking statements."

Such statements are based on expectations, estimates, and projections at the time the statements are made that involve a number of risks and uncertainties which could cause actual results or events to differ materially from those presently anticipated. Such statements involve risks and uncertainties, including but not limited to actual "green" products being identified and produced; Noble's ability to commence operations; actual revenues resulting from its green products; costs and difficulties related to seeking investment candidates and raising of capital; access to corporate financing, costs, delays, and any other difficulties related to Noble's business plan, risks, and effects of legal and administrative proceedings and governmental regulation; future financial and operational results; competition; general economic conditions, and the ability to manage and continue growth. Should one or more of Noble's underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated.

Important factors that could cause actual results to differ materially from the forward-looking statements Noble makes in this news release include market conditions and those set forth in reports or documents Noble files from time to time with the United States Securities and Exchange Commission. Noble undertakes no obligation to revise or update such statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Contact:

Noble Innovations, Inc., Phoenix

James A. Cole, 602-455-0507

Fax: 602-233-3434

jcole@noblecares.com

www.noblecares.com